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      As filed with the Securities and Exchange Commission on January 14, 1999
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                       U.S. Securities and Exchange Commission
                                Washington, D.C. 20549

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                                      FORM 8-A
                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                                     PURSUANT TO
             SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------------

                                COLORADO MEDTECH, INC.
                         (Name of Registrant in its charter)


                 Colorado                               84-0731006
      ------------------------------                -------------------
        (State or jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                Identification No.)

   6175 Longbow Drive, Boulder, Colorado                  80301
  ----------------------------------------              ----------
  (Address of principal executive offices)              (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.   / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.   / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities Act registration statement file number to which this Form
relates......N/A..........................(if applicable)

SECURITIES TO BE REGISTERED UNDER SECTION 12(b) OF THE ACT:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered

            None
  --------------------------                       --------------------------
SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           Preferred Stock Purchase Rights
                      -----------------------------------------
                                  (Title of class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On December 23, 1998, the Board of Directors of Colorado MEDtech, Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock, no par value, (the "Common Stock"). The Rights were issued pursuant to a Rights Agreement dated as of January 14, 1999 (the "Rights Agreement") between the Company and American Securities Transfer and Trust, Inc., as Rights Agent (the "Rights Agent"). The dividend is payable on January 14, 1999 to shareholders of record on December 23, 1998 (the "Record Date"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and exhibits thereto, which is incorporated herein by reference, including the definition of certain terms contained therein.

TERMS OF THE RIGHT

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of newly authorized Series A Junior Participating Preferred Stock, no par value, of the Company (the "Preferred Stock") at a price of $55.00 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment as described in the Rights Agreement. In addition, upon the occurrence of certain takeover events and a Distribution Date (as defined below), the holder of each Right will be entitled to purchase from the Company a number of shares of common stock in the Company ("Common Stock") which at the time of exercise has a market value of two times the Purchase Price.

ISSUANCE OF RIGHTS

     The Rights will be evidenced by Common Stock certificates until the earlier to occur of

     (i) 10 days following a public announcement or awareness by the Board of Directors that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, other than pursuant to a Permitted Offer (as defined below); or

     (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock, other than pursuant to a Permitted Offer (the earlier of such dates being called the "Distribution Date").


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     A "Permitted Offer" is a tender offer or an exchange offer for all outstanding shares of Common Stock of the Company at a price and on terms determined by the Board of Directors of the Company, after receiving advice from one or more investment banking firms, to be (i) fair to shareholders (taking into account all factors which the Board of Directors deems relevant) and (ii) otherwise in the best interests of the Company and its shareholders and which the Board of Directors determines to recommend to the shareholders of the Company.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.


EXERCISE DATE

     The Rights are not exercisable until the Distribution Date. The Rights will expire on January 14, 2009 (the "Final Expiration Date") unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

CERTAIN ADJUSTMENTS

     The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to certain adjustments from time to time to prevent dilution, for example, in the event of a stock dividend on or a subdivision, combination or reclassification of, the Preferred Stock. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

     The number of outstanding Rights and the number of one one-hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     No fraction of a share of Preferred Stock (other than fractions in integral multiples of one


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one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the closing price on the last trading date prior to the date of exercise.

RIGHTS OF PREFERRED STOCK

     Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holder of shares of Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share but will entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are subject to adjustment in the event of a stock dividend on the shares of Common Stock or a subdivision, combination or consolidation of the shares of Common Stock.

FLIP-IN RIGHT

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will have the right to receive upon exercise of a Right at the then current Purchase Price, that number of shares of Common Stock (or, in lieu of Common Stock, such number or fraction of shares of Preferred Stock equivalent in value to such number of shares of Common Stock) having a market value of two times the Purchase Price.

FLIP OVER RIGHT

     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will have the right to receive, upon the exercise of the Right at the then current Purchase Price, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction having at the time of such transaction a market value of two times the Purchase Price.

EXCHANGE RIGHT

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquired Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).


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REDEMPTION

     At any time prior to the close of business on the day 10 days after an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

AMENDMENT

     For so long as no person has become an Acquiring Person, the Company may amend the Rights in any manner. After a person has become an Acquiring Person, the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised, the holder of a Right, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

ITEM 2.   EXHIBITS

     2.1 Rights Agreement, dated as of January 14, 1999, between the Company and American Securities Transfer & Trust, Inc., which includes the form of Articles of Amendment as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto and the form of Summary of Rights to Purchase Preferred Shares as Exhibit C thereto.

     2.2 Articles of Incorporation of the Company, as amended (subsequently amended by the Articles of Amendment in Exhibit 2.1 above). (A)

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(A)  Incorporated by reference from the Company's Current Report on Form 8-K dated May 14, 1993.


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                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              COLORADO MEDTECH, INC.



                              /s/ Bruce L. Arfmann

                              Bruce L. Arfmann
                              Senior Vice President and Chief Financial Officer


Dated:  January 14, 1999


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                                    EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION
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     2.1  Rights Agreement, dated as of January 14, 1999, between the Company and American Securities Transfer & Trust, Inc., which includes the form of Articles of Amendment as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto and the form of Summary of Rights to Purchase Preferred Shares as Exhibit C thereto.

     2.2 Articles of Incorporation of the Company, as amended (subsequently amended by the Articles of Amendment in Exhibit 2.1 above).(A)


---------------------------------

(A) Incorporated by reference from the Company's Current Report on Form 8-K dated May 14, 1993.